Prospectus Supplement No. 3	Filed pursuant to Rule 424(b)(3)
To Prospectus dated September 26, 2006	File No. 333-131275

ZION OIL & GAS, INC.

This document supplements the prospectus dated September 26, 2006, as supplemented on November 21 and December 14, 2006, relating to the offer and sale of a minimum of 350,000 up to a maximum of 2,000,000 shares of our common stock. This prospectus supplement is incorporated by reference into the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to the prospectus.

Initial Closing, Continuing Offering and Subsequent Closings

Following the receipt and acceptance on December 27, 2006 of subscriptions in a total amount of $3,058,349 for 436,907 shares of our common stock pursuant to the terms of our offering subject of the prospectus, Zion scheduled an initial closing of the offering. Of the total subscriptions subject to the accepted agreements, $2,870,679 were for cash and $187,670 were debt conversion.

The initial closing took place on December 29, 2006. In connection with the initial closing Zion issued 436,907 shares of its common stock in accordance with the instructions of the subscribers and issued instructions to the escrow agent to disburse proceeds of the cash subscriptions in the amount of $2,659,554 to the company. The remaining $211,125 of funds disbursed from the escrow account were distributed at the initial closing to Network 1 Financial Services, Inc., the underwriter of the offering, and its placement agents, in accordance with the terms of underwriting agreement as described at pages 16-17 of the prospectus ("PLAN OF DISTRIBUTION - Underwriting Agreement"), as follows: $164,083 in commissions and $47,042 of expense reimbursement. At the initial closing, Zion also issued to the underwriters in accordance with the terms of the underwriting agreement, an Underwriter's Warrant to purchase 13,107 shares of Zion common stock at a price of $8.75 per share to be exercisable for a period beginning six months after the final closing of the offering and expiring on December 29, 2009.

The offering with respect to the remaining 1,563,093 shares of Zion's common stock being offered pursuant to the prospectus will continue in accordance with the "PLAN OF DISTRIBUTION" as described in the prospectus at pages 16-18 until the receipt and acceptance of the maximum offering of 2,000,000 shares or March 26 (which date may be extended by us for up to an additional 60 days) whichever occurs first - unless earlier terminated. One or more interim closings may take place between the initial and final closing. We have scheduled a second closing for January 29, 2007. Subscriptions for shares in the offering received following the cutoff for the subscriptions accepted for the initial closing on December 29, 2006, will continue to be deposited in the Zion escrow account at Sterling Trust Company pending their acceptance and disbursement in the context of subsequent closings. Terms of the continuing offering will be the same as the terms prior to the initial closing with a per share price of $7.00 and a 100 share minimum.

American Stock Exchange Listing and Commencement of Trading

Upon the completion of the initial closing, the listing of the shares of our common stock for trading on the American Stock Exchange ("AMEX") was approved. Our shares started trading on January 3, 2007 under the ticket symbol ZN.

Use of Proceeds

As described above, in connection with the initial closing, the escrow agent released the $2,870,679 of funds in the escrow account as follows: $211,125 to the underwriter in payment of $164,083 of commissions and $ 47,042 of expenses due underwriter in accordance with the terms of the underwriting agreement. The remaining $ 2,659,554 were released to the company for use by the company for the purposes and in the amounts described at pages 7-9 of the prospectus ("USE OF PROCEEDS"). Of these funds, as of the date of this Prospectus Supplement No. 3, we have (i) allocated $365,397 to payment of offering expenses other than underwriter's commissions and expenses, (ii) paid $150,000 to our drilling contractor in accordance with the terms of the Memorandum of Understanding for certain remedial workover, completion and testing services on our Ma'anit #1 well as described in Prospectus Supplement No. 2, and (iii) paid $450,000 to our officers on account of compensation for 2006. The remaining $1,523,119 have been deposited in interest bearing accounts in our depository banks in the United States and Israel pending their use in furtherance of our plan of operations as described in the prospectus at pages 11-13 ("PLAN OF OPERATIONS AND MANAGEMENT'S DISCUSSION -- Basic Plan" and "-- Milestones for the Plan of Operations") and Supplement No. 2, and in accordance with the "USE OF PROCEEDS" section of the prospectus.

Exercise and Expiry of Certain Warrants for the Purchase of Common Stock

During the period September 30 through December 31, 2006, warrants to purchase 273,807 shares of our common stock were exercised in consideration of $1,016,115 in cash and $277,170 in exchange for debt owed to certain of our officers, directors and shareholders. 10,000 of the shares issued were issued on the exercise of warrants providing for a $3.00 per share exercise price ("$3 Warrants"); 55,750 of the shares were issued on the exercise of warrants providing for a $4.00 per share exercise price ("D Warrants"); and 208,057 of the shares were issued on the exercise of warrants providing for a $5.00 per share exercise price ("E Warrants"). All of these shares were registered under the securities laws at the same time as the shares described in the prospectus were registered. See prospectus at page 15 ("ADDITIONAL SHARES TO BE REGISTERED") and page 36 ("DESCRIPTION OF SECURITIES --Warrants and Options to Officers, Directors and Key Employees" and "--Warrants").

As of December 31, 2006, unexercised D and E Warrants for the remaining 247,393 shares subject thereto (at an average exercise price of $ 4.92 per share) expired.

Distribution of Registered Gift Shares

As described at page 15 of the prospectus and in connection with the initial closing, 150,000 registered shares of our common stock were gifted by four of our executive officers to a total of 1,050 recipients.

Termination of Certain Voting Agreements

Effective December 31, 2006, certain Stockholder's and Voting Agreements by and among Zion, certain of its executive officers and certain of its shareholders (the "2005 Voting Agreements") terminated in accordance with their terms. With the termination of these agreements, 1,122,785 of our common shares previously subject to the irrevocable proxies provided for in the agreements were freed from voting limitations and may be freely voted by the holders of such shares. Specifically, the termination of the 2005 Voting Agreements affect shares of common stock as follow: (i) 93,000 shares previously subject to an agreement among the Company, John Brown (our Chairman) and certain shareholders; (ii) 311,918 shares previously subject to an agreement among the Company, Eugene A. Soltero (our CEO) and certain shareholders; (iii) 423,834 shares previously subject to an agreement among the Company, Richard Rinberg (our President) and certain shareholders; (iv) 157,450 shares previously subject to an agreement among the Company, Philip Mandelker (our General Counsel and Secretary) and certain shareholders; and (v) 136,583 shares previously subject to an agreement among the Company, Glen H. Perry (our Executive V.P.) and certain shareholders.

Following the termination of the 2005 Voting Agreements, of our senior executives only John Brown continues to hold proxies to vote shares of common stock of some of our shareholders in a total amount of 2,863,333 shares. Including his own shares as of January 1, 2007, Mr. Brown holds 38% of the voting rights of our shares outstanding on January 1, 2007 (as compared to 44 % at the prospectus date of September 26, 2006). Messrs. Soltero, Rinberg, Mandelker and Perry, senior executive officers of the company, beneficially own in the aggregate 1,839,457 shares as of January 1, 2007 or 21% of our total outstanding voting rights as of that date and, together with Mr. Brown hold 42% of our outstanding voting rights (as compared to 62% at the prospectus date of September 26, 2006). When shares owned by our other officers and directors not subject to proxies held by Mr. Brown are added in, as of January 1, 2007, management of Zion holds 46 % of the voting control (as compared to 65% on the prospectus date of September 26, 2006). See prospectus pages 5 ("RISK FACTORS...Voting Control is concentrated in management . . . ") and 25-26 ("SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...notes to the beneficial ownership table," and "...Voting Agreements").

Modification of the Subscription Agreement

The subscription agreement has been amended to read as shown on the two pages following this one.

Investing in our common stock is very risky. See "Risk Factors" commencing at page 2 of the prospectus to read about the risks that you should consider before buying shares of our stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 9, 2007.

ZION OIL & GAS, INC.

REVISED SUBSCRIPTION AGREEMENT (and Substitute IRS Form W-9)

INVESTOR PROFILE: (Please completely fill all items below)

TITLE OF ACCOUNT______________________________

MAIL ADDRESS (Street, City, State, Zip)______________________________

How many years at home address?____

HOME (BENEFICIAL) ADDRESS
(If different from mail address)______________________________

Under Federal Law, we are now required to obtain photo identification of investors. Please indicate below and attach to this subscription form the identification you are providing (by filling in the ID number). Your photo information will remain strictly confidential and will not be used for any purpose other than your purchase of Shares.

PASSPORT #__________ **or DRIVER'S LICENSE #**__________ **STATE**____ **or OTHER:**________**#**__________

DATE OF BIRTH __________ **SS# or TAX ID#**__________ **MARITAL STATUS**________ **# OF DEPENDENTS**____

PHONE: (W)__________**(H)** __________ **(M)** __________ **EMAIL:**__________

EMPLOYER __________ **BUSINESS**__________ **POSITION** __________**#YRS**___

ANNUAL INCOME __________ **NET WORTH** __________ **LIQUID NET WORTH** __________**TAX RATE**____**%**

PRINCIPAL BANK NAME __________**INVESTMENT EXPERIENCE (# OF YEARS)** ______

(All the financial information above is required by the Patriot Act and new rules of the National Association of Securities Dealers.)

JOINT INVESTOR: (Fill out if applicable)

PASSPORT #__________ **or DRIVER'S LICENSE #**__________ **STATE**____ **or OTHER:**________**#**__________

DATE OF BIRTH __________ **SS# or TAX ID#**__________ **EMAIL**__________

EMPLOYER __________ **BUSINESS**__________ **POSITION** __________**#YRS**___

INVESTMENT:

Shares Purchased __________ Dollar Amount $__________

☐ Initial Purchase ☐ 2nd ☐ 3rd ☐ 4th ☐ 5th ☐ __th

☐ CHECK ENCLOSED CHECK NUMBER ________

WIRE TRANSFER (Instructions on reverse side)

SENDING BANK __________

City__________ST___Phone__________

WIRE #__________DATE SENT _______

CERTIFICATE DELIVERY ELECTION (Please choose one of the three following options)**:**

☐ **PHYSICAL DELIVERY:** Please deliver the physical certificate representing my Shares to the mailing address above.

☐ **NETWORK 1 ACCOUNT:** Please send me documents to open a Network 1 account and electronically deposit my Shares with the transfer agent so they can be transferred into such an account after being issued.

☐ **OTHER BROKER ACCOUNT:** Please electronically deposit my shares with the transfer agent so I can transfer them to my other brokerage account.

ACCOUNT CLASSIFICATION:

☐ INDIVIDUAL ☐ JTWROS ☐ ESTATE ☐ IRA/KEOGH ☐ TEN COM ☐ CORP (Supply corp resolution)

☐ CUST/UGMA (STATE:_______) ☐ TRUST (Supply trust agreement) ☐ PARTNERSHIP (Supply partnership agreement)

☐ OTHER:__________ (e.g. Investment Club, Sole Proprietor, Non-profit, Pension Plan, Profit Sharing Plan)

☐ IF FIDUCIARY, STATE NAMES OF PRINCIPAL OFFICERS:__________

ZION OIL & GAS, INC. Subscription Agreement…Page 2

ARE YOU EMPLOYED BY ANOTHER BROKER, DEALER OR MUNICIPAL SECURITIES DEALER? ☐ YES ☐ NO

IF YES, ENTER NAME AND ADDRESS:______________________________

ARE YOU A U.S. CITIZEN? ☐ YES ☐ NO IF NO, PLEASE INDICATE COUNTRY:______________

BROKER-DEALER/REGISTERED REPRESENTATIVE DATA (broker-dealer use only)**:**

Broker-Dealer NASD Firm Name: ______________	Registered Representative:______________
Address: ______________	Phone:__________ Email:______________

IRS FORM W-9 CERTIFICATION:

Under penalties of perjury, I certify that:

(1) The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding;

(2) The number shown on this form is my correct taxpayer identification number, and I am not subject to backup withholding because: (a) I am exempt from backup withholding; (b) I have not been notified by the Internal Revenue Service (**IRS**) that I am subject to backup withholding as a result of a failure to report; or (c) the (**IRS**) has notified me that I am no longer subject to backup withholding; and

(3) I am a U.S. person (including a U.S. resident alien).

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. If exempt, indicate type of entity:__________

PURCHASE AGREEMENT:

The Investor named above, by payment of a wire transfer or check payable to **ZION OIL & GAS ESCROW ACCOUNT**, hereby subscribes for shares of common stock, $.01 par value ("the Shares") indicated above (minimum purchase of 100 shares at a purchase price of $7.00 per Share) of Zion Oil & Gas, Inc. If the dollar amount and number of Shares do not match, the dollar amount shall govern. No fractional Shares shall be purchased and any excess funds representing fractional Shares shall be returned to the Investor. By such payment, the named Investor acknowledges receipt of the Prospectus and any supplements, the terms of which govern the investment in the Shares. **The date of this agreement is:** __________.

SIGNATURES: By signing below, I/we represent that I/we have relied on the information set forth in the Prospectus, as and if amended or supplemented and free writing prospectuses on file with the Securities and Exchange Commission, and on no other statement whatever, whether written or oral. The information set forth above (including the IRS Form W-9 Certification and SS# or Tax ID#) is true and correct.

Signatures – Registered Owner: ______________ Co-Owner: ______________

PRINTED NAME(S):______________ ______________

ACCEPTANCE—ZION OIL & GAS, INC. Signature:______________

Name:______________ Title__________ Date________

SUBMITTAL INSTRUCTIONS:

Subscription Agreements and Checks (payable to Zion Oil & Gas Escrow Account)…..Send to:	**Wire Transfers:**
Network 1 Financial Securities, Inc., Corporate Securities Department 2 Bridge Ave, Penthouse Suite, Red Bank NJ 07701 Phone 800-886-7007 Fax 732-758-6671	United Western Bank, Denver, CO ABA Routing No. 102089534 Account No. 5037001517 Acct: Sterling Trust Co. FBO: Zion Oil & Gas Escrow Acct